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                                                                    Exhibit 99.1
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FINANCIAL COMMUNICATIONS CONTACT:       THE ALPINE GROUP CONTACT:     POLYVISION CONTACT:
---------------------------------       -------------------------     -------------------
John G. Nesbett                         Suzanne D. Fernandez          Joseph A. Menniti
Lippert/Heilshorn & Associates          Corporate Communications      CEO & President
212-838-3777, ext. 303                  212-757-3333                  718-433-2170
E-mail: jgn@lhai.com

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          POLYVISION ANNOUNCES AGREEMENT TO ACQUIRE ALLIANCE INTERNATIONAL

                                     *    *    *

               RECAPITALIZATION AGREEMENT WITH THE ALPINE GROUP, INC.-


     New York, New York, September 1, 1998 -- PolyVision Corporation (AMEX:
PLI), and its largest shareholder The Alpine Group, Inc. (NYSE: AGI) jointly announced today that PolyVision Corporation has executed a definitive agreement to acquire from Wind Point Partners III, L.P. and certain minority stockholders all of the outstanding common stock of Alliance International Group, Inc., a leading manufacturer of ceramic steel products used in visual displays and writing surfaces for schools, conference rooms and other business environments. The purchase price is approximately $75 million cash. The acquisition is expected to be completed in October 1998 upon completion of regulatory filings and reviews.

     Joseph A. Menniti, President and Chief Executive Officer of PolyVision stated that, "we view Alliance's business and manufacturing strengths as an attractive and logical complement to our existing business of manufacturing porcelain-enameled writing surfaces and other visual display products. In addition, Alliance's operations establishes an international presence for PolyVision and will facilitate entry in new markets of strategic importance to our future. Coupled with the overall progress of our existing operations, the Alliance acquisition will provide new critical mass and a solid platform for growth. Our Greensteel subsidiary has emerged as one of the nation's premier manufacturers of visual display products and writing surfaces for the U.S. educational market.

     Mr. Menniti added that "in blending the strengths of Greensteel and Alliance, we plan to take full advantage of each company's experience and marketing channels to expand our presence in our core markets, emphasize new product development and improve profitability through sharing of best practices, more efficient deployment of assets and overhead consolidation."

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THE ALPINE GROUP / POLYVISION
PAGE 2

     Alliance manufactures ceramic-coated steel for various applications. It has been principally involved in producing writing surfaces for use in schools, conference rooms and other business environments. Alliance also produces proprietary projection screen surfaces and various building components using ceramic steel such as exterior panels, tunnel walls and ceilings, and other interior surfaces. Alliance is headquartered in Norcross, Georgia, with manufacturing facilities in Oklahoma, Belgium, France and Denmark. It had approximately $60 million in revenues during calendar 1997.

     Mr. Menniti added that, "we anticipate and are planning for a smooth transition. Alliance's current management, noted for its entrepreneurial and innovative leadership style, mirrors PolyVision's philosophy. Further, Michael
H. Dunn, Alliance's President and Chief Executive Officer, will become the new President and Chief Operating Officer of PolyVision, as well as a member of its Board of Directors."

     He concluded that, "with this acquisition, PolyVision will achieve prominence as a leading manufacturer of ceramic steel used in a full line of high-quality visual display products with widely recognized brand names; one of the most comprehensive distribution networks in the United States and Europe; and extensive marketing support to each of the various market segments. PolyVision will have projected annual revenues of approximately $100.0 million in the U.S., the European community and selected Pacific Rim markets."

Fleet National Bank will serve as the lead bank in a financing syndicate which will provide $95.0 million of senior debt, working capital and subordinated debt financing to complete the purchase and fund existing operations, and a $20.0 million line of credit to support further synergistic acquisitions.

     PolyVision and The Alpine Group, Inc. also announced the planned exchange by Alpine of $25.2 million preferred stock in PolyVision and associated accrued dividends and indebtedness of approximately $7.5 million due from PolyVision for approximately 5.2 million shares of PolyVision common stock and approximately $12.5 million 9% convertible subordinated securities of PolyVision. This recapitalization will be completed concurrently with the closing of the Alliance purchase. As a result, Alpine will own directly approximately 48% of PolyVision's current outstanding common stock, inclusive of 17% of its common stock currently owned. The recapitalization is not expected to result in any material gain or loss by Alpine.

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THE ALPINE GROUP / POLYVISION
PAGE 3


     Steven S. Elbaum, Chairman and Chief Executive Officer of Alpine, commented that "we strongly support PolyVision's planned purchase of Alliance. We believe that PolyVision's expanded operations, focused strategy and strong management team will enhance shareholder value. The recapitalization with Alpine will facilitate the Alliance purchase and the execution of PolyVision's strategy."

     PolyVision, headquartered in Long Island City, New York, operates through two subsidiaries, Greensteel, Inc. and Posterloid Corp. Greensteel manufactures custom-designed and engineered writing, projection and other display surfaces for educational and institutional markets. Posterloid manufactures point-of-sale display products for fast food systems and financial services.

     The Alpine Group, Inc., headquartered in New York, New York, is a holding company with operations in two principal businesses. Superior TeleCom (NYSE:
SUT), Alpine's 50.1% owned subsidiary, is the leading manufacturer and supplier of telecommunications copper wire and cable products to telephone companies in North America. Superior also develops and manufactures voice and data multiplexers and other electronics and signal processing components and systems. Alpine's 83.4% owned refractories business, Premier Refractories International Inc. is a global manufacturer and supplier of refractory products and services to steel makers, aluminum, cement, glassmaking and other industries around the world.


                                    *     *     *

     EXCEPT FOR THE HISTORICAL INFORMATION HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY VARY SIGNIFICANTLY BASED ON A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, RISKS RELATED TO POLYVISION'S HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, PRODUCT AND TECHNOLOGY DEVELOPMENT, MARKET ACCEPTANCE OF NEW PRODUCTS AND CONTINUING PRODUCT DEMAND, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, POLYVISION'S DEPENDENCE ON THE CONSTRUCTION MARKET GENERALLY, FUTURE CAPITAL REQUIREMENTS, CHANGING ECONOMIC CONDITIONS, INCLUDING CHANGES IN SHORT-TERM INTEREST RATES, AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S MOST RECENT ANNUAL REPORT AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.